Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196279

EHOUSE GLOBAL, INC.

40,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 40,000,000 shares of common stock of Ehouse Global, Inc. (“we” or the “Company”), par value $0.001 per share, issuable to Dutchess Opportunity Fund, II, LP (“Dutchess”) pursuant to that certain investment agreement. The investment agreement permits us to “put” up to $10,000,000 in shares of our common stock to Dutchess over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Dutchess. Dutchess is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Dutchess is paying all of the registration expenses incurred in connection with the registration of the shares, up to $15,000, except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTCBB under the ticker symbol “EHOS.” On May 20, 2014, the closing price of our common stock was $0.0044 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is: July 16, 2014

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Ehouse Global, Inc. (referred to herein as the “Company,” “Ehouse,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We were incorporated under the laws of the Commonwealth of Massachusetts on February 11, 2005 under the name “Veterans In Packaging, Inc.” and became a corporation in the State of Nevada on January 7, 2009. We changed our name to Ehouse Global, Inc. in January 2013. We conduct our business through NutraLiquids, LLC (“NutralLiquids”) to develop nutraceutical vitamin, supplement and functional beverage products for the consumer packaged goods industry.

The Company declared a 34 for 1 forward split of its common stock in January 2013. All share and per share amounts in this prospectus thereto give retroactive effect to the forward split.

Reverse Merger and Spinoff

We entered into a Share Exchange Agreement effective April 30, 2013 (the “Exchange Agreement”) by and among (i) Ehouse (ii) NutraLiquids and (iii) the shareholders of NutraLiquids, pursuant to which the holders of 100% of the outstanding units of NutraLiquids transferred to us all of the units of NutraLiquids in exchange for the issuance of 52,000,000 shares of our common stock. As a result of the Share Exchange, NutraLiquids became a wholly-owned subsidiary of Ehouse.

The merger was accounted for as a reverse acquisition and recapitalization. NutraLiquids is the acquirer for accounting purposes, and Ehouse is the issuer. Accordingly, NutraLiquids' historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares issued in the merger. Reported operations prior to the merger are those of NutraLiquids. No Ehouse operating results from prior to the merger date are included in reported financial statements of operations. Earnings per share for the period prior to the merger are restated to reflect the equivalent number of shares outstanding.

We entered into an Assignment and Assumption Agreement (the “Spin-off Agreement”) with Ed Peplinski, our former President and largest shareholder, under which we assigned and transferred to Mr. Peplinski all of our rights, title and interest in and to the operating assets specifically associated with its packaging business sand assumed the liabilities specifically associated with the packaging business as defined in the Spin-off Agreement and return 198,000,000 shares of our common stock owned by him.

As a result of the Spin-off Agreement, we ceased to be a company engaged in the commercial packaging market. Our operations are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages.

The Company cannot take advantage of being an emerging growth company under the JOBS Act because it had gone public prior to December 8, 2011.

Investment Agreement with Dutchess

On January 23, 2014, we entered into an investment agreement with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Dutchess Investment Agreement, Dutchess committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Dutchess which states the dollar amount that we intend to sell to Dutchess on a date specified in the put notice. The Put Amount shall be equal to up to either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or 2) on hundred thousand dollars ($100,000). The purchase price per share to be paid by Dutchess shall be calculated at a ten percent (10%) discount to the lowest volume weighted average price of the common stock as reported by Bloomberg, L.P. during the five (5) consecutive trading days immediately after the receipt by Dutchess of the put notice. We initially reserved 244,500,000 shares of our common stock for issuance under the Dutchess Investment Agreement.

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In connection with the Dutchess Investment Agreement, we also entered into a registration rights agreement with Dutchess, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 244,500,000 shares of our common stock underlying the Dutchess Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Dutchess Investment Agreement.

The Dutchess Investment Agreement is not transferable and any benefits attached thereto may not be assigned.

The 40,000,000 shares to be registered herein represent 17.9% of the shares then issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale. The 40,000,000 shares to be registered herein represent 30% of the shares issued and outstanding held by non-affiliates of the Company.

At an assumed purchase price of $0.00396 (equal to 90% of the closing price of our common stock of $0.0044 on May 20, 2014), we will be able to receive up to $158,400 in gross proceeds, assuming the sale of the entire 40,000,000 shares being registered hereunder pursuant to the Dutchess Investment Agreement. Accordingly, we would be required to register additional 2,485,252,525shares to obtain the balance of $9,841,600 under the Dutchess Investment Agreement. We are currently authorized to issue 2,500,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price. Dutchess has agreed to refrain from holding an amount of shares which would result in Dutchess owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Dutchess Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Dutchess will periodically purchase our common stock under the Dutchess Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Dutchess to raise the same amount of funds, as our stock price declines.

The aggregate investment amount of $10,000,000 was determined based on numerous factors, including the following: to develop brands and liquid nutritional beverages products that are natural and environmentally-focused; to bring new brands to market as well as increasing the size and diversity of the existing Nutraliquids product line; and to acquire, license and operate companies that seek distribution of liquid nutritional beverages in North America. The Company will need the full amount of $10,000,000 funding under the Dutchess Investment Agreement to fund the brand acquisition and product development plan. We may have to increase the number of our authorized shares in order to issue the shares to Dutchess if we reach our current amount of authorized shares of common stock. Accordingly, because our ability to draw down any amounts under the Dutchess Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the Dutchess Investment Agreement. We believe that it is likely that we will be able to drawn down on the full amount of the Agreement, however, prior to drawing down on the full amount, we may not be able to draw down on the full amount without filing an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock. Pursuant to state law, the filing of the amendment to increase the authorized shares of common stock may require board and shareholder approval. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the Dutchess Investment Agreement.

Where You Can Find Us

Our principal office is located at 9974 Scripps Ranch Blvd., #182, San Diego, CA 92131. Our telephone number is (858) 459-0770.

THE OFFERING

Common stock offered by Selling Stockholder	40,000,000 shares of common stock.

Common stock outstanding before the offering	183,358,687 shares of common stock as of the date hereof.

Common stock outstanding after the offering	223,358,687shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Dutchess Investment Agreement. The proceeds received under the Dutchess Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTCBB Trading Symbol	EHOS.OB

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

Ehouse is and will continue to be completely dependent on the services of our founder and president, Scott Corlett, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Ehouse’s operations and business strategy are completely dependent upon the knowledge and reputation of Scott Corlett. Mr. Corlett is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines that it currently operates. We will fail without the services of Mr. Corlett or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Mr. Corlett naming us as the beneficiary when and if we obtain the resources to do so and he remains insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

Scott Corlett, our chief executive officer, chief financial officer and chief accounting officer has no meaningful accounting or financial reporting education or experience and, accordingly, our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree upon others.

Scott Corlett has no meaningful financial reporting education or experience. He is and will be heavily dependent on advisors and consultants. As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

The nutritional supplements market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements. Consumer perception of our products can be significantly influenced by scientific research and findings, as well as by national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future research or publicity will be favorable to the nutritional supplements market or any product in particular, or consistent with earlier publicity. Our dependence on consumer perception means that any adverse reports, findings or publicity, whether or not accurate or with merit, could have a material adverse effect on the demand for our products and on our results of operations, cash flow and financial condition.

Many of our likely competitors have significantly greater financial and marketing resources than do we.

Many of our likely competitors have significantly greater financial and marketing resources than do we. Many of these competitors have sophisticated management, are in a position to purchase inventory at the lowest prices and have the ability to advertise in a wide variety of media, including television. There are no assurances that our brand will be successful.

Having only four directors limits our ability to establish effective independent corporate governance procedures and increases the control of our president.

We have only four directors (including our president and his wife). Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, a tie vote of board members is decided in favor of the chairman, which gives him significant control over all corporate issues.

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Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our president’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

The costs such as audit fees and legal fees in connection with the preparation of financial reports that we file as a public company reduce or eliminate our ability to earn a profit.

We file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. The incurrence of such costs has a negative effect on our ability to meet our overhead requirements and earn a profit.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints, which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where we conduct business.  There can be no assurance that we or our independent distributors will be in compliance with all of these regulations.  A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals.  In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of our products, resulting in decreases in revenues.

We are currently dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner.  If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our product.  These third party manufacturers may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services.  The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers.  In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources.  There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis.  Additionally, all our third party manufacturers source the raw materials for our products, and if we were to use alternative manufacturers we may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer.  An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline.

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

We have a limited operating history and must be considered in the development stage. Our operations will be subject to all the risks inherent in the establishment of a development stage company and the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises, especially those with a limited operating history.

Our independent registered public accounting firm's report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent registered public accounting firm, L. L. Bradford & Company, LLC, state in their audit report attached to our audited financial statements for the fiscal year ended December 31, 2013 that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern .

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Risks Related To Our Common Stock

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. At an assumed purchase price of $0.00396 (equal to 90% of the closing price of our common stock of $0.0044 on May 20, 2014), we will be able to receive up to $158,400 in gross proceeds, assuming the sale of the entire 40,000,000 shares being registered hereunder pursuant to the Dutchess Investment Agreement. Accordingly, we would be required to register additional 2,485,252,525shares to obtain the balance of $9,841,600 under the Dutchess Investment Agreement. We are currently authorized to issue 2,500,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price.

In addition, we anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors' investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company's common stock could seriously decline in value.

The sale of our stock under the convertible notes and the common share purchase warrants could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provision of financing based on the distribution of equity for companies that are traded on the OTC Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other shareholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

Trading in our common stock on the OTCBB is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common stock is currently listed for public trading on the OTCBB. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Our By-Laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

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Our By-Laws do not contain anti-takeover provisions which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors. This could result in a disruption to the activities of our company, which could have a material adverse effect on our operations.

We do not intend to pay dividends on any investment in the shares of stock of our company and any gain on an investment in our company will need to come through an increase in our stock's price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock's price. This may never happen and investors may lose all of their investment in our company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority (known as "FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Dutchess will pay less than the then-prevailing market price for our common stock.

The Common Stock to be issued to Dutchess pursuant to the Dutchess Investment Agreement will be purchased at a 10% discount to the lowest trading price of our Common Stock during the five (5) consecutive trading days immediately after Dutchess receives our notice of sale. Dutchess has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our Common Stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our Common Stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Dutchess Investment Agreement.

Pursuant to the Dutchess Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our Common Stock to Dutchess at a price equal to a discount to the lowest volume weighted average price of the common stock for the five (5) consecutive trading days after Dutchess receives our notice of sale. Because the put price is lower than the prevailing market price of our Common Stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 40,000,000 shares of common stock to be issued under the Dutchess Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 40,000,000 shares of Common Stock under the registration statement of which this prospectus is a part, pursuant to the Dutchess Investment Agreement. Notwithstanding Dutchess’s ownership limitation, the 40,000,000 shares would represent approximately 17.9% of our shares of Common Stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by Dutchess could depress the market price of our Common Stock.

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We may not have access to the full amount available under the Dutchess Investment Agreement.

Our ability to draw down funds and sell shares under the Dutchess Investment Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 40,000,000 shares issuable under the Dutchess Investment Agreement, and our ability to sell any remaining shares issuable under the Dutchess Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of Common Stock to Dutchess under the Dutchess Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Dutchess Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Dutchess. Accordingly, because our ability to draw down any amounts under the Dutchess Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the Dutchess Investment Agreement. We believe that it is likely that we will be able to drawn down on the full amount of the Agreement, however, prior to drawing down on the full amount, we may not be able to draw down on the full amount without filing an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock. Pursuant to state law, the filing of the amendment to increase the authorized shares of common stock may require board and shareholder approval. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the Dutchess Investment Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Dutchess Investment Agreement, and as such, Dutchess may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Dutchess has agreed, subject to certain exceptions listed in the Dutchess Investment Agreement, to refrain from holding an amount of shares which would result in Dutchess or its affiliates owning more than 4.99% of the then-outstanding shares of our Common Stock at any one time. These restrictions, however, do not prevent Dutchess from selling shares of Common Stock received in connection with a put, and then receiving additional shares of Common Stock in connection with a subsequent put. In this way, Dutchess could sell more than 4.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 4.99% at one time.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Dutchess Investment Agreement. The proceeds received from any “Puts” tendered to Dutchess under the Dutchess Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

DILUTION

The sale of our common stock to Dutchess in accordance with the Dutchess Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess in order to drawdown pursuant to the Dutchess Investment Agreement. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

The following table summarizes the high and low historical closing prices reported by the OTCBB Historical Data Service for the periods indicated. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2014	$0.06	$0.01
December 31, 2013	$0.30	$0.05
September 30, 2013	$0.30	$0.30
June 30, 2013	$-	$-

Holders

We had approximately 17 record holders of our common stock as of May 15, 2014, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.	our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Equity Compensation Plans

None.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Our Business

EHouse acquires or licenses brands from around the world that seek distribution in North America. The Company focuses on brands and products that are natural and environmentally-focused. The acquisition and licensing model targets products that are highly scaleable and provide quantifiable value propositions. The team is comprised of senior executives and industry experts in Manufacturing, PR, Sales, Distribution and Logistics. EHouse Global Inc. currently has one operating brand; Nutraliquids, which are liquid nutritional supplements. Operations are currently are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages. NutraLiquids develops nutraceutical vitamin, supplement and functional beverage products for the consumer packaged goods industry. The Company develops unique products based on natural ingredients with packaging for the general retail market. The Company’s products target online retailers, grocery stores, pharmacies, convenience stores and big box retailers. The Company has developed all of its products internally and has many years of experience in liquid vitamin and supplement experience. The company develops unique products like Restera, an all-natural sleep support product and AirArmour, a natural immunity support product. The products are packaged in retail ready boxes which can be simply opened and placed on store shelves and register counters. The company has introduced 16 nutraceutical products using natural ingredients packaged in single serving ready to drink pouches and 30 ounce 30 day supply bottles.

Recent Development

Forward Split

The Company declared a 34 for 1 forward split of its common stock in January 2013. All share and per share amounts in this prospectus thereto give retroactive effect to the forward split.

Investment Agreement with Dutchess

On January 23, 2014, we entered into an investment agreement with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Dutchess Investment Agreement, Dutchess committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Dutchess which states the dollar amount that we intend to sell to Dutchess on a date specified in the put notice. The Put Amount shall be equal to up to either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or 2) on hundred thousand dollars ($100,000). The purchase price per share to be paid by Dutchess shall be calculated at a ten percent (10%) discount to the lowest volume weighted average price of the common stock as reported by Bloomberg, L.P. during the five (5) consecutive trading days immediately after the receipt by Dutchess of the put notice. We initially reserved 244,500,000 shares of our common stock for issuance under the Dutchess Investment Agreement.

In connection with the Dutchess Investment Agreement, we also entered into a registration rights agreement with Dutchess, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 244,500,000 shares of our common stock underlying the Dutchess Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Dutchess Investment Agreement.

The Dutchess Investment Agreement is not transferable and any benefits attached thereto may not be assigned.

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Increase Authorized Shares

On March 19, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share, to seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share.

On June 25, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share, to two billion, five hundred million (2,500,000,000) shares of common stock, par value $0.001 per share.

Reverse Merger and Spinoff

We entered into a Share Exchange Agreement effective April 30, 2013 by and among (i) Ehouse (ii) NutraLiquids and (iii) the shareholders of NutraLiquids, pursuant to which the holders of 100% of the outstanding units of NutraLiquids transferred to us all of the units of NutraLiquids in exchange for the issuance of 52,000,000 shares of our common stock. As a result of the Share Exchange, NutraLiquids became a wholly-owned subsidiary of Ehouse.

The merger was accounted for as a reverse acquisition and recapitalization. NutraLiquids is the acquirer for accounting purposes, and Ehouse is the issuer. Accordingly, NutraLiquids' historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares issued in the merger. Reported operations prior to the merger are those of NutraLiquids. No Ehouse operating results from prior to the merger date are included in reported financial statements of operations. Earnings per share for the period prior to the merger are restated to reflect the equivalent number of shares outstanding.

We entered into a Spin-off Agreement with Ed Peplinski, our former President and largest shareholder, under which we assigned and transferred to Mr. Peplinski all of our rights, title and interest in and to the operating assets specifically associated with its packaging business sand assumed the liabilities specifically associated with the packaging business as defined in the Spin-off Agreement and return 198,000,000 shares of our common stock owned by him.

As a result of the Spin-off Agreement, we ceased to be a company engaged in the commercial packaging market. Our operations are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages.

The Company cannot take advantage of being an emerging growth company under the JOBS Act because it had gone public prior to December 8, 2011.

Results of Operations

For the three months ended March 31, 2014 and March 31, 2013

Revenues

Revenue for the three months ended March 31, 2014 and March 31, 2013 the Company generated $0 in revenue.

Operating Expenses

Operating expenses for the three months ended March 31, 2014 and March 31, 2013 were $426,032 and $(3,514), respectively.

Other Expenses

Other expenses for the three months ended March 31, 2014 and March 31, 2013 were ($1,135,629) and $0, respectively. For the three months ended March 31, 2014, the other expenses were due to derivative expenses of ($979,168), interest expenses of ($12,600), changes in derivative liabilities of ($68,818), and amortization expenses of ($75,043).

Net Loss

Net loss for the three months ended March 31, 2014 and March 31, 2013 were ($1,561,661) and ($3,514) respectively. The increase in net loss is mostly attributable to the derivative expenses.

For the Year ended December 31, 2013 and 2012

Revenues

Revenue for the year ended December 31, 2013 and December 31, 2012, the Company generated $0 in revenue.

Operating Expenses

Operating costs were incurred in the amount of $211,246 and $29,533 in 2013 and 2012, respectively and $346,291 cumulative since inception. The operating expenses increased significantly in 2013 as our operations expanded and we prepared for roll out of our newly developed products.

Other income and expense

Other income and expense was primarily financing costs including interest and amounted to $51,517 for 2013 and cumulative since inception. The other income and expense for 2012 was $0.

Net Loss

The Company had a net loss in the amount of $262,763 in 2013, compared to a net loss of $29,533 for 2012 and a net loss of $397,808 since inception.

Liquidity and Capital Resources

The Company has 82, 101 of cash on hand as of March 31, 2014. We currently have very limited cash to continue operations for 12 months.

We intend to rely upon the issuance of common stock and loans and advances from shareholders to fund administrative expenses pending acquisition of an operating company. However, our shareholders are under no obligation to provide such funding, and there can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to the Company.

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As discussed above, the Company had a net loss of ($1,561,661) for the three months ended March 31, 2014. The Company also had a stockholder's deficiency of (1,224,621) and a working capital deficiency of ($1,225,752) as of March 31, 2014 and cash used in operations for the three month period ended March 31, 2014 is ($174,248).

Critical Accounting Policies

Our significant accounting policies are summarized in Note 1 of our financial statements included in this annual report on Form 10-K for the year ended December 31, 2013. Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

We do not have any contractual obligations.

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DESCRIPTION OF BUSINESS

Overview

We were incorporated under the laws of the Commonwealth of Massachusetts on February 11, 2005 under the name “Veterans In Packaging, Inc.” and became a corporation in the State of Nevada on January 7, 2009. We changed our name to Ehouse Global, Inc. in January 2013. The Company sold protective packaging solutions for product shipment principally to defense contractors in New England.

As a result of a reverse merger with NutraLiquids and subsequent spinoff of the protective packaging business operations Ehouse ceased to be a company engaged in the commercial packaging market. Ehouse’s operations are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages. The merger was accounted for as a reverse acquisition and recapitalization. NutraLiquids is the acquirer for accounting purposes, and Ehouse is the issuer.

Recent Development

Forward Split

The Company declared a 34 for 1 forward split of its common stock in January 2013. All share and per share amounts in this prospectus thereto give retroactive effect to the forward split.

Investment Agreement with Dutchess

On January 23, 2014, we entered into an investment agreement with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Dutchess Investment Agreement, Dutchess committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Dutchess which states the dollar amount that we intend to sell to Dutchess on a date specified in the put notice. The Put Amount shall be equal to up to either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or 2) on hundred thousand dollars ($100,000). The purchase price per share to be paid by Dutchess shall be calculated at a ten percent (10%) discount to the lowest volume weighted average price of the common stock as reported by Bloomberg, L.P. during the five (5) consecutive trading days immediately after the receipt by Dutchess of the put notice. We initially reserved 244,500,000 shares of our common stock for issuance under the Dutchess Investment Agreement.

In connection with the Dutchess Investment Agreement, we also entered into a registration rights agreement with Dutchess, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 244,500,000 shares of our common stock underlying the Dutchess Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Dutchess Investment Agreement.

The Dutchess Investment Agreement is not transferable and any benefits attached thereto may not be assigned.

Increase Authorized Shares

On March 19, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share, to seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share.

On June 25, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share, to two billion, five hundred million (2,500,000,000) shares of common stock, par value $0.001 per share.

Reverse Merger and Spinoff

We entered into a Share Exchange Agreement effective April 30, 2013 by and among (i) Ehouse (ii) NutraLiquids and (iii) the shareholders of NutraLiquids, pursuant to which the holders of 100% of the outstanding units of NutraLiquids transferred to us all of the units of NutraLiquids in exchange for the issuance of 52,000,000 shares of our common stock. As a result of the Share Exchange, NutraLiquids became a wholly-owned subsidiary of Ehouse.

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The merger was accounted for as a reverse acquisition and recapitalization. NutraLiquids is the acquirer for accounting purposes, and Ehouse is the issuer. Accordingly, NutraLiquids' historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares issued in the merger. Reported operations prior to the merger are those of NutraLiquids. No Ehouse operating results from prior to the merger date are included in reported financial statements of operations. Earnings per share for the period prior to the merger are restated to reflect the equivalent number of shares outstanding.

We entered into a Spin-off Agreement with Ed Peplinski, our former President and largest shareholder, under which we assigned and transferred to Mr. Peplinski all of our rights, title and interest in and to the operating assets specifically associated with its packaging business sand assumed the liabilities specifically associated with the packaging business as defined in the Spin-off Agreement and return 198,000,000 shares of our common stock owned by him.

As a result of the Spin-off Agreement, we ceased to be a company engaged in the commercial packaging market. Our operations are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages.

The Company cannot take advantage of being an emerging growth company under the JOBS Act because it had gone public prior to December 8, 2011.

Our current business

We are a development stage company. EHouse Global acquires, licenses and operates companies from around the world that seek distribution in North America. The company focuses on brands and products that are natural and environmentally focused. The acquisition and licensing model targets products that are highly scaleable and provide quantifiable value propositions. EHouse Global Inc. currently has one operating brand; Nutraliquids, which are liquid nutritional supplements.

Nutraliquids includes 16 different liquid nutritional products in single serving pouches with some products also available in 30 day supply, 30 ounce bottles. Each product is named by the vitamins, nutrients and natural ingredients it contains.

Products

We carry a line of natural liquid dietary aids and nutritional supplements in easy to use, conveniently packaging. Our products come in either unique single-serving pouches or 30 ounce bottles. Our products include:

•	AirarmorTM -Natural Herbal Cold & Flu Defense. Lemon-Line-Tangerine Flavor.
•	Cal Mag Zinc- Multi-benefit mineral supplement available in Strawberry, Blueberry and Pina Colada flavors.
•	Electric EnergyTM - Natural Concentrated Energy Shot. Strawberry-Trioberry Flavor.
•	KidsDailyTM - Comprehensive Daily Multivitamin for Children. Orange-Mango-Pineapple-Banana Flavor
•	LemonadeDetoxTM - Traditional Lemonade Cleansing Diet Formula. Lemonade Flavor.
•	Liquid Vitamin D3- Multi-Benefit Daily Supplement. Cherry Flavor.
•	LiquidDailyTM- Comprehensive Daily Multivitamin for Adults. Orange-Mango-Pineapple-Banana Flavor.
•	Omega369 - Multi-Benefit Vegetarian Omega 3-6-9 Complex available in Strawberry-Banana, Blueberry and Pina Colada flavors.
•	PreFadeTM- Natural Hangover Prevention. Lemon-Line-Tangerine Flavor.
•	ResteraTM- Natural Sleep Aid. Vanilla Cream Flavor.
•	SportflexTM- Joint Health with Antioxident Superfruit. Cranberry-Trioberry-Cherry-Apple.
•	TrimliteTM - Natural Caffeine-Free Diet Aid / Fat Burner. Tangy Berry Flavor

To date, we have not generated any revenues and we remain in the development stage. Our ability to pursue our business plan and generate revenues is subject to our ability to obtain additional financing, and we cannot give any assurance that we will be able to do so.

Industry Overview

A study on the dietary supplement industry shows supplement sales of about $32 billion in revenue for just nutritional supplements alone in 2012, and it is projected to double, by topping $60 billion in 2021 according to the Nutritional Business Journal. Concerns about health care and aging have led to increased sales in nutritional supplements.

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We believe there are several key demographic, healthcare and lifestyle trends driving the continued growth of our industry. These trends include:

Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population. We believe that awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future consumer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 36% from 2010 to 2020. We believe that these consumers are likely to increasingly use nutritional supplements and generally have higher levels of disposable income to pursue healthier lifestyles.

Increased focus on fitness and healthy living. We believe that consumers are trying to lead more active lifestyles and become increasingly focused on healthy living, nutritional and supplemental. According to the Nutrition Business Journal’s 2012 Supplement Business Report, 20% of the U.S. adult population (or 47 million people) were regular or heavy users of vitamins in 2011. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other small participants. The nutritional supplements sold through these channels are divided into four major product categories: vitamins, minerals and health supplements; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores and mass merchants have narrow nutrition supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers.

Competition

The industries in which we operate are highly competitive. Our competition in the beverage industry and nutraceuticals industry includes products owned by multinational corporations with significant financial resources. The energy shot market is dominated by 5-Hour Energy. The key areas of competition are pricing, packaging, development of new products and flavors as well as promotional and marketing strategies. Some of our products compete directly with other emerging recovery shot products. We also indirectly compete with other energy shot products from much larger well-known companies such as 5-Hour Energy, Stacker 2, Hangover Joe’s, and Red Bull. These more established energy shot companies have substantially greater financial, marketing and distribution resources than we do. We also have competitors in the nutritional supplement market. Our largest competitors are MusclePharm, Optimum Nutrition and BSN (Bio-Engineered Supplements and Nutrition), both owned by Glanbia Nutritionals, an international nutritional ingredients group.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, brand exposure and marketing as well as pricing. We also compete for distributors who will give our products more focus than those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures could cause our products to be unable to gain or to lose market share or we could experience price erosion, which could have a material adverse effect on our business and results of operations.

We believe that our product compares favorably with other energy shot products and vitamin supplements because of our superior taste profile, unique packaging and diversity of products. Additionally, we believe that the single serving ready to drink market has been overlooked by many competitors.

Manufacturing and Packaging

We do not directly manufacture our products, but instead outsource the manufacturing process to third party laboratory and co-packing facility. Our co-packaging arrangements are terminable upon notice and do not obligate us to produce any minimum quantities of products within specified periods. Our manufacturer is Innovative Flex Pak. There is no written contract memorializing our relationship.

Marketing Strategy

We may engage Aisle 9 for sales and customer acquisition, which would give us immediate nationwide coverage. Their nationwide sales team is already in place and visiting key retailers on a regular basis. By leveraging Aisle 9’s turnkey sales team, we would not have to undertake the unnecessary expense of building our own sales force. Aisle 9’s nationwide team of sales representatives promotes products throughout multiple distribution channels and they provide counsel on the best and most efficient way to maximize store penetration. NutraLiquids could utilize Aisle 9’s unique position with key retailers and then apply the feedback received directly from the field to better position our products for success.

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We are also considering our options in direct marketing and internet marketing. Direct sales through internet marketing and opt-in email marketing have a huge potential for success with even higher gross profit margins than we earn through retail outlets. The company has tested internet marketing campaigns through the nation’s top internet marketing firms such as Adconion Media Group (Formerly Frontline Direct). Adconion is currently serving over 290 million ad impressions per day worldwide and over 50 million daily impressions in the US. They base their platform on advanced techniques such as behavioral targeting, geotargeting, day-parting, re-targeting, re-search and client side conversion tracking.

Compliance with Government Regulation

The manufacturing, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more federal agencies, including the FDA, Consumer Product Safety Commission, or CPSC, and the U.S. Department of Agriculture, or USDA. Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission, or FTC, which regulates these activities under the Federal Trade Commission Act, or FTCA. The foregoing matters regarding our products are also regulated by various state and local agencies.

The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the Federal Food, Drug, and Cosmetic Act, or FFDC Act, to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. All of the products we market are regulated as dietary supplements under the FFDC Act.

Generally, under the FFDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered”. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe”. A new dietary ingredient notification must be submitted to the FDA at least 75 days before it is initially marketed. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that the ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of the dietary ingredient. The FDA recently issued draft guidance governing the notification for new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA’s “current thinking” on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, this manner of enforcement could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, which could increase our liability and reduce our growth prospects.

The Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the FFDC Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine (a non-governmental, nonprofit organization that provides advice to the public and decision makers, such as the FDA, concerning health issues) to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that the FDA define the term “conventional food”. If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

The Dietary Supplement Safety Act (S3002) was introduced in February 2010 and would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious adverse event reports received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with “a reasonable probability” would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

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The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products at the point they are sold to end users. Such actions or warnings could be based on information received through FFDC Actmandated reporting of serious adverse events. The FDA in recent years has applied these procedures to require that consumers be warned to stop using certain dietary supplements. For businesses that have been subjected to these regulatory actions, sales have been reduced and the businesses have been required to pay refunds for recalled products.

In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements. First are health claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Second are nutrient content claims which describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Third are statements of nutritional support or product performance. The FFDC Act permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-market approval. These statements must be submitted to the FDA within 30 days of marketing and may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. The fourth category are drug claims, representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease, are prohibited from use in the labeling of dietary supplements, and we make no drug claims regarding our products.

We may make claims for our dietary supplement products regarding three of the four categories, that are statements of nutritional support, health claims and nutrient content claims when authorized by the FDA, or that otherwise are allowed by law. The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future, thereby requiring that we revise our labeling. These regulatory activities include those discussed above concerning products marketed before October 15, 1994 or afterwards, and the requirements of 75 days advance notice to the FDA before marketing products containing new dietary ingredients. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim, conventional food claim or an unauthorized version of a “health claim”, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature”, e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug. Our dietary supplements must also comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007. This law amends the FFDC Act to mandate that we report to the FDA any reports of serious adverse events that we receive. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

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In June 2007, pursuant to the authority granted by the FFDC Act as amended by DSHEA, the FDA published detailed current good manufacturing practice, or cGMP, regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA’s interpretation of the regulations and their actual implementation in manufacturing facilities. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility “adulterated”, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

The FDA has also announced its intention to promulgate new cGMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002. We intend to comply with the new cGMPs once they are adopted. The new cGMPs, predicted to be finalized shortly, would be more detailed and stringent than the cGMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the cGMP regulations for drugs. There can be no assurance that, if the FDA adopts cGMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

In addition, under the Food Safety Modernization Act, or FSMA, which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food they might import meets applicable domestic requirements.

The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA’s ability to order mandatory recalls, administratively detain domestic products, require certification of compliance with domestic requirements for imported foods associated with safety issues and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA empowers the FTC to prohibit unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination of any false advertisement for the purpose of inducing, directly or indirectly, the purchase of drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Additionally, under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may also be considered an unfair or deceptive practice. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines for applying FTC law to dietary supplement advertising and reiterates and explains the FTC’s “reasonable basis” determination. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify that such claims are adequately substantiated.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Any violation could have a material adverse effect on our business, financial condition and results of operations.

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As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by private attorney generals. These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Possible New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone, or DHEA, to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office, or GAO, issued a report that made four recommendations to enhance the FDA’s oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Employees

The Company currently has two full time employees, Scott Corlett and Dace Corlett.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

Scott Corlett	50	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board and Director

Dace Corlett	45	Director

Michael Murray	66	Director

Dennis Barnes	45	Member of Board of Advisors

Scott Corlett - Chief Executive Officer, Chief Financial Officer and Chairman of the Board and Director

In his 28 years as a senior executive Scott Corlett has led companies in roles of President, CEO, and Chairman of the Board. He has spent the past five years developing the Nutraliquids brand. He has raised millions of dollars for companies to drive rapid growth and position themselves as market leaders. Scott has built multiple companies to national and international distinction, from angel and venture funded startups to becoming the leading provider in each of the various marketplaces with hundreds of employees worldwide, all while positioning the company as the model of corporate integrity. In 1997, he sold one of his companies to a public company, creating one of the most notable publicly traded companies in its industry. Corlett's vision and business acumen have made him one of the most influential and widely quoted serial entrepreneurs. His leadership and determination enable organizations to outpace their peers, to grow while others have collapsed, to leverage market opportunities in good economies and bad, and to claim the leadership mantle as the greatest companies in their space. Corlett is a YPO member and graduated from MIT’s Birthing of Giants Program in 2001. He is an avid marathoner and swimmer.

Dace Corlett - Director

Dace Corlett, 45. Dace attended the California Culinary Academy and has since built on her culinary foundation to include studies on nutritional therapies and nutrition related illness. Believing that poor nutrition is the root of most modern day disease she strives to help people eat a more nutrient dense diet and leverage the use of good quality supplements to balance their diets and help to compensate for nutritional deficiencies. Dace’s current studies will allow her to develop even more compelling supplements for Nutriliquids.  Her background and experience in the nutritional field will be an asset to the Board.

Michael Murray - Director

Michael Murray, 66, is a certified public accountant with over thirty years of experience working in corporate accounting for small businesses. Mr. Murray has worked for a wide variety of companies in various corporate management positions, including Detroit Edison, the Smith Group, Quintiles, The First American Corporation and Comerica Bank. From 1982-1988, Mr. Murray handled accounting matters for the Saudi Arabian family in London, Switzerland and Riyadh.  Since 2003, Mr. Murray has been self-employed for Murray & Associates serving individuals and small business clients. Murray & Associates is a consulting business for small companies, and handles general corporate and financial matters, including developing internal accounting procedures, forming corporations and LLCs and assisting in tax filings and audits.  Mr. Murray has been with the Company since its inception, handling general corporate matters.

Dennis Barnes - Member of Board of Advisors*

Dennis Barnes, 45, has over 20 years of experience in the direct marketing field, changing how Managed Care Organizations (MCO), Pharmacy Benefit Management (PBM) and other healthcare related businesses engage prospects and customers. He was the founder and president of Marketing Direct, Inc., which was sold to London-based WPP in December 2010. He currently serves as president of KBM Group: Health Services with oversight of all resources and clients in the healthcare sector. For its ability to help organizations more effectively engage consumers, from acquiring new members to driving down the cost of care and improving health outcomes, KBM Group: Health Services has become a popular marketing services firm in the healthcare sector. Mr. Barnes is a graduate of the University of Missouri - Columbia as well as the Massachusetts Institute of Technology (MIT) He currently serves on the University of Missouri Strategic Development Board and the Board of Directors of The Magic House.

* In the S-1 filed on May 27, 2014, Mr. Barnes was disclosed as a Director. However, Mr. Barnes is a Member of the Board of Advisors and not the Board of Directors. The Board of Advisors provides advice to the Board of Directors, but does not have any voting rights at Board Meetings.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

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Family Relationships

Mr. Scott Corlett is married to Ms. Dace Corlett.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten (10) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

In January 2009 we adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our CEO and principal financial officers and persons performing similar functions.

Board Committees

Our Board of Directors has no separate committees and our Board of Directors acts as the audit committee and the compensation committee. We do not have an audit committee financial expert serving on our Board of Directors.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2013 and 2012 in all capacities for the accounts of our executives:

Summary Compensation Table

Name and principal position (a)	Year (b)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	2013	-	-	-	-	-	-	-	-
Scott Corlett	2012	-	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-	-
Dace Corlett	2012	-	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-	-
Michael Murray	2012	-	-	-	-	-	-	-	-

(a) Mr. Dennis Barnes is not listed because he did not become a director of the Company until after December 31, 2013.

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There is no employment contract with Mr. Corlett at this time; nor are there any agreements for compensation in the future. Mr. Corlett’s compensation has not been fixed or based on any percentage calculations. He has made all decisions determining the amount and timing of his compensation and has received the level of compensation each month that permitted us to meet our obligations.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees. We had no options outstanding as of December 31, 2013.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements with our officers or directors.

Outstanding Equity Awards as Fiscal Year End

There are no outstanding equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on July 16, 2014 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. All percentages are calculated based upon a total number of 99,800,000 shares of common stock issued and outstanding as July 16, 2014, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated below, the address of each person listed in the table below is c/o 9974 Scripps Ranch Blvd., #182, San Diego, CA 92131.

	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock	Percent of Preferred Stock (2)
Directors and Executive Officers
Scott Corlett, Chairman and President	42,900,000	25.9%	500,000	100%
Dace Corlett, Director(3)	42,900,000	25.9%	500,000	100%
Michael Murray, Director	5,200,000	3.1%	-	-
Dennis Barnes, Director	-	-	-	-
All directors and officers as a group (4 people)	48,100,000	29.1%	500,000	100%

(1) Based on 183,358,687 shares of common stock issued and outstanding as of May 15, 2014.

(2) Based on 500,000 shares of Series A preferred stock issued and outstanding as of May 1, 2014. Each share of Series A Preferred Stock has voting rights of 500 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 250,000,000.

(3) Dace Corlett is the wife and beneficial owner of all stock issued to Scott Corlett.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 31, 2014 and December 31, 2013, the Company’s President has made loans of $75,000 to the Company. The loans are interest-free and due on demand.

DIRECTOR INDEPENDENCE

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;
•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);
•	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;
•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Dennis Barnes is our only independent director. We do not have an audit, compensation committee or nominating committee.

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SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus, there are 183,358,687 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Dutchess Opportunity Fund, II, LP (2)	0	40,000,000	0	0%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	Includes 40,000,000 shares issuable to Dutchess pursuant to the Dutchess Investment Agreement. Douglas H. Leighton and Michael Novielli are the managing members of Dutchess Capital Management, II, LLC which is the GP to Dutchess Opportunity Fund, II, LP. Mr. Noveielli and Mr. Leighton haves the voting and dispositive power over the shares owned by Dutchess.

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PLAN OF DISTRIBUTION

On January 23, 2014, we entered into an investment agreement with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Dutchess Investment Agreement, Dutchess committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Dutchess which states the dollar amount that we intend to sell to Dutchess on a date specified in the put notice. The Put Amount shall be equal to up to either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or 2) on hundred thousand dollars ($100,000). The purchase price per share to be paid by Dutchess shall be calculated at a ten percent (10%) discount to the lowest volume weighted average price of the common stock as reported by Bloomberg, L.P. during the five (5) consecutive trading days immediately after the receipt by Dutchess of the put notice. We initially reserved 244,500,000 shares of our common stock for issuance under the Dutchess Investment Agreement.

In connection with the Dutchess Investment Agreement, we also entered into a registration rights agreement with Dutchess, pursuant to which we are obligated to file a registration statement with the SEC covering 244,500,000 shares of our common stock underlying the Dutchess Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Dutchess Investment Agreement.

At an assumed purchase price of $0.00396 (equal to 90% of the closing price of our common stock of $0.0044 on May 20, 2014), we will be able to receive up to $158,400 in gross proceeds, assuming the sale of the entire 40,000,000 shares being registered hereunder pursuant to the Dutchess Investment Agreement. Accordingly, we would be required to register additional 2,485,252,525 shares to obtain the balance of $9,841,600 under the Dutchess Investment Agreement. We are currently authorized to issue 2,500,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price. Dutchess has agreed to refrain from holding an amount of shares which would result in Dutchess owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Pursuant to the Dutchess Investment Agreement, the Company may enter into an agreement with a registered broker-dealer to act as a placement agent. The Company has no intention to engage a placement agent in connection with this registration statement, and has not had any discussions with any broker-dealers. Additionally, Dutchess does not have the right to require the Company to engage a placement agent, or pick the broker-dealer to act as placement agent. Furthermore, the engagement of a placement agent does not impact Dutchess’s obligation to provide the Company cash funds in connection with the delivery of a put notice.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. Notwithstanding the foregoing, if the Company decides to engage a placement agent in connection with this registration statement, then the Company shall be obligated to pay the fees connected to the placement agent. This may result in the Company receiving less than the expected total proceeds.

Dutchess has agreed to pay all fees and expenses incident to the registration of the shares of common stock. Dutchess intends to sell/distribute the shares of common stock that they acquire from the Company in the open market.

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Dutchess is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Dutchess that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Dutchess of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Dutchess Investment Agreement, Dutchess shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 2,500,000,000 shares of common stock, $0.001 par value per share and 1,000,000 shares of preferred stock, $0.001 par value per share.

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Common Stock

As of May 15, 2014, 183,358,687 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

On March 18, 2014, we filed a certificate of designations of preferences, rights and limitations of Series A Preferred Stock with the Secretary of State of the State of Nevada and the number of shares so designated is 500,000, par value $0.001. As of May 23, 2014, there were 500,000 shares of Series A Preferred Stock outstanding.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Szaferman, Lakind, Blumstein & Blader, PC, of Lawrenceville, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by L. L. Bradford & Company, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

29

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov .

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

30

EHOUSE GLOBAL, INC.

FINANCIAL STATEMENTS

F-1

ITEM 1. Financial Information

EHOUSE GLOBAL, INC.

dba Nutraliquids

Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$82,101	$14,779
Prepaid expenses	5,664	5,664
Debt offering costs	10,378	3,122
Total current assets	98,143	23,565
Furniture and Equipment	1,131	-

Total assets	$99,274	$23,565

LIABILITIES
Current liabilities:
Accounts payable & accrued expenses	$41,304	$30,600
Notes payable	-	100,000
Notes payable - related party	75,000	75,000
Convertible Debt, Net of debt discount of $223,350 and $46,399, respectively	115,278	6,601
Derivative Liabilities	1,092,313	89,372
Total current liabilities	1,323,895	301,573

STOCKHOLDERS' DEFICIT
Stockholders' deficit:

Preferred stock: $0.001 par value, 1,000,000 shares authorized; 500,000 and 0 shares issued and outstanding	500	-
Common stock: $0.001 par value, 750,000,000 shares authorized; 149,563,590 and 99,800,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	149,564	99,800
Additional paid-in capital	584,784	20,000
Accumulated deficit	(1,959,469)	(397,808)
Total Stockholders' deficit	(1,224,621)	(278,008)
Total liabilities and stockholders' deficit	$99,274	$23,565

The Accompanying Notes are an Integral Part of These Financial Statements

F-2

EHOUSE GLOBAL, INC.

dba Nutraliquids

Statements of Operations

(Unaudited)

			Period from
			December 14, 2010
	For the three months ended		(Inception) to
	March 31,		March 31,
	2014	2013	2014
Operating expenses:
General and administrative expenses	$426,032	$-	$615,860
Other expenses	-	(3,514)	137,038
Developmental costs	-	-	19,425
Total operating expenses	426,032	(3,514)	772,323
Loss from operations	426,032	(3,514)	772,323
Other Income (Expense)
Interest expense	(12,600)	-	(20,266)
Derivative expenses	(979,168)	-	(1,070,514)
Change in fair value of embedded derivative liabilities	(68,818)	-	(13,844)
Amortization expense - debt discount	(71,549)	-	(78,150)
Amortization expense - debt offering costs	(3,494)	-	(4,372)
Total other Income (Expense)	(1,135,629)	-	(1,187,146)
Net loss	$(1,561,661)	$3,514	$(1,959,469)
Net loss per common share:
Net loss per share, basic and diluted	$(0.01)	$0.00
Weighted average number of common shares outstanding: Basic and diluted	115,620,378	98,800,000

The Accompanying Notes are an Integral Part of These Financial Statements

F-3

EHOUSE GLOBAL, INC.

dba Nutraliquids

Statements of Changes in Shareholders’ Equity (Deficit)

For the Period from Inception (December 14, 2010) to March 31, 2014

(Unaudited)

					Additional		Total
	Preferred Stock, Series A		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Share exchange at inception (December 14, 2010) between NutraLiquids, Inc. as the accounting acquirer and Ehouse as the legal acquirer	-	$-	98,800,000	$98,800	$-	$(96,465)	$2,335

Balances, December 31, 2010	-	-	98,800,000	98,800	-	(96,465)	2,335

Net loss	-	-	-	-	-	(9,047)	(9,047)

Balances, December 31, 2011	-	-	98,800,000	98,800	-	(105,512)	(6,712)

Capital contribution	-	-	-	-	20,000	-	20,000

Net loss	-	-	-	-	-	(29,533)	(29,533)

Balances, December 31, 2012	-	-	98,800,000	98,800	20,000	(135,045)	(16,245)

Issuance of shares in connection with Senior Note	-	-	1,000,000	1,000	-	-	1,000

Net loss	-	-	-	-	-	(262,763)	(262,763)

Balances, December 31, 2013	-	-	99,800,000	99,800	20,000	(397,808)	(278,008)

Preferred stock issued for services	500,000	500	-	-	190,631	-	191,131

Common stock issued for services ($0.12/share)	-	-	500,000	500	62,000	-	62,500

Reclassification of derivative liability associated with convertible debt	-	-	-	-	293,545	-	293,545

Convertible debt and accrued interest converted into common stock	-	-	49,263,590	49,264	18,608	-	67,872

Net loss	-	-	-	-	-	(1,561,661)	(1,561,661)

Balances, March 31, 2014	500,000	$500	149,563,590	$149,564	$584,784	$(1,959,469)	$(1,224,621)

The Accompanying Notes are an Integral Part of These Financial Statements

F-4

EHOUSE GLOBAL, INC.

dba Nutraliquids

Statements of Cash Flow

(Unaudited)

			Period from
			December 14, 2010
	For the three months ended		(Inception) to
	March 31,		March 31,
	2014	2013	2014
Cash flows from operating activities:
Net loss	$(1,561,661)	$3,514	$(1,959,469)
Adjustments from net loss to net cash used in operating activities:
Common stock issued for services	62,500	-	62,500
Preferred stock issued for services	191,131	-	191,131
Depreciation expense	49	-	49
Amortization of debt offering costs	3,494	-	4,372
Amortization of debt discount	71,549	-	78,150
Change in fair value of derivative liabilities	68,818	-	13,844
Derivative expense	979,168	-	1,070,514
Change in operating assets and liabilities:
Prepaid expenses	-	-	(5,664)
Accounts payable & Accrued expenses	10,704	-	41,304
Net cash used in operating activities	(174,248)	3,514	(503,269)
Cash flows from investing activities:
Purchase of equipment	(1,180)	-	(1,180)
Net cash used in investing activities	(1,180)	-	(1,180)
Cash flows from financing activities:
Direct offering costs paid	(5,750)	-	(8,750)
Proceeds from issuance of convertible notes	248,500	-	301,500
Proceeds from note payable	-	-	100,000
Proceeds from note payable - related party	-	-	75,000
Capital Contribution	-	-	118,800
Net cash provided by financing activities	242,750	-	586,550
Increase cash and cash equivalents	67,322	3,514	82,101
Cash and cash equivalents at beginning of period	14,779	1,606	-
Cash and cash equivalents at end of period	$82,101	$5,120	$82,101
Supplementary disclosure of non-cash financing activity:
Issuance of common stock in connection with note payable	$-	$-	$1,000
Non-cash additions to convertible note balance	$5,000	$-	$5,000
Debt discount on convertible debt accounted for as a derivative liability	$248,500	$-	$248,500
Reclassification of derivative liability to additional paid-in-capital	$293,545	$-	$293,545
Note payable reclassified to convertible debt	$100,000	$-	$100,000
Shares issued in conversion of convertible debt and accrued interest	$67,872	$-	$67,872
Debt discount on convertible note accounted for as a derivative liability	$-	$-	$53,000

Supplementary disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The Accompanying Notes are an Integral Part of These Financial Statements

F-5

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

NOTE 1 - ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Ehouse Global, Inc. (the “Company”) prepared these financial statements in accordance with both accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Therefore, the financial statements do not include all disclosures required by generally accepted accounting principles. However, the Company has recorded all transactions and adjustments necessary to present fairly the financial statements included in this Form 10-Q. The adjustments made are normal and recurring. The following notes describe only the material changes in accounting policies, account details or financial statement notes during the first three months of 2014. Therefore, please read these financial statements and notes to the financial statements together with the audited financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2013. The income statement for the three months ended March 31, 2014 cannot necessarily be used to project results for the full year.

NOTE 2 - BUSINESS OPERATIONS SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal and recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Impact of New Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Furniture and Equipment

Furniture and equipment are stated at cost, less accumulated depreciation.  Expenditures for maintenance and repairs are charged to expense as incurred.  Depreciation is provided using the straight-line method over the estimated useful life of three to five years.

Net Income (Loss) Per Common Share

Basic Net income (loss) per common share is computed pursuant to FASB ASC 260-10-45. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

F-6

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

The computation of basic and diluted loss per share at March 31, 2014 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

March 31, 2014

Convertible Debt (Exercise price - $0.001 - $0.0025/share)	230,398,338

Subsequent Events

The Company follows the guidance in FASB ASC 855-10-50 for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued or available to be issued.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As reflected in the accompanying financial statements, we have very limited financial resources, with working capital and net shareholder deficits and had generated no revenue through March 31, 2014.

We have actively developed and plan to introduce sixteen different liquid nutritional products into the market. While we are undertaking our business plan to generate additional revenues, our cash position may not be sufficient to support our basic business plan and product distribution efforts. Management believes that the actions presently underway to introduce our products to the marketplace have a realistic chance of succeeding. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to achieve profitable operations or obtain adequate financing.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - Fair Value of Financial Instruments

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, approximate their fair values because of the current nature of these instruments. Debt approximates fair value based on interest rates available for similar financial arrangements. Derivative liabilities which have been bifurcated from host convertible debt agreements are presented at fair value.

The following is the major category of liabilities measured at fair value on a recurring basis as of March 31, 2014 and December 31, 2013, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		March 31, 2014	December 31, 2013

Derivative Liabilities	Level 3	$1,092,311	$89,372

F-7

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

NOTE 5 - PROPERTY AND EQUIPMENT

At March 31, 2014, property and equipment consisted of office furniture purchased during the three months ended March 31, 2014 for $1,180 with an estimated useful life of 3 years.

Depreciation expense for the three months ended March 31, 2014 totaled $49.

NOTE 6 - NOTE PAYABLE

On June 30, 2013, the Company entered into a senior loan agreement with Realty Capital Management Limited (the “Note”) for a loan of $100,000. The loan, which becomes due 365 days after cash proceeds are received by the Company, bears interest at 12% per annum with interest payable in four quarterly payments commencing 90 days after cash proceeds from the loan is received by the Company. The Company received the proceeds from the loan on July 11, 2013.

The Note is senior to all other notes or obligations that the Company may enter into in the future before the Note is repaid. It also places limits on the number of common shares or instruments convertible into common shares that the Company may issue.

The Company also agreed to issue 1,000,000 newly-issued shares of its common stock to the lender. These shares have piggyback registration rights. These shares were issued on July 26, 2013 at which time there were 99,800,000 shares of common stock outstanding. The Company capitalized the $1,000 as debt issue costs at the time of issuance of these shares which will be amortized over the life of the debt. The valuation for this issuance was based on the par value of the shares issued or $0.001 per share. At the time of issuance, the Company had a stockholders’ deficit, no shares had been purchased for cash and there was no market in the shares.

The President of the Company has pledged 42,900,000 shares of his common stock of the Company as collateral for the loan. In the event of an Event of Default that is not remedied as defined in the Loan Agreement, the lender would also have the right to convert the principal balance of the loan into common shares of the Company at the rate of $0.001 per share (for up to 100 million shares).

If an Event of Default occurs and the lender converts the Note, the lender will have a controlling interest in the Company.

On January 31, 2014, the debt holder entered into a securities settlement agreement whereby the note was transferred over to a third party. In connection with the transfer, an additional $5,000 of principal was recorded which was treated as debt issue costs, interest was changed to a guaranteed 10% and a conversion clause was added. The conversion price equals 25% of the lowest traded price during the 20 trading days prior to the conversion.

The Company identified conversion features embedded within this convertible debt. The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability and recorded a derivative liability and derivative expense of $518,396 on the day of the amendment - See note 5.

During the three months ended March 31, 2014, the Company entered into the following conversion agreements in connection with this note agreement:

	Principal	Shares	Conversion
Date	Converted	Issued	Price

January 31, 2014	12,450	4,980,020	0.0025
February 11, 2014	10,457	5,228,555	0.0020
February 19, 2014	7,521	5,489,425	0.0014
February 26, 2014	8,289	6,050,000	0.0014
March 4, 2014	7,953	6,362,400	0.0013
March 11, 2014	7,700	6,695,400	0.0012
March 20, 2014	7,046	7,045,950	0.0010
March 27, 2014	6,457	7,421,840	0.0009

As of March 31, 2014 and December 31, 2013, the convertible note balance and accrued interest is $45,782 and $106,152, respectively.

F-8

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

NOTE 7 - CONVERTIBLE DEBT

On November 27, 2013, the Company entered into an agreement whereby the Company will issue up to $53,000 in a convertible note. The note matures on August 27, 2014 and bears an interest rate of 8%. The conversion price equals the “Variable Conversion Price”, which is 58% of the “Market Price”, which is the average the three lowest closing bid prices for the common stock during the fifteen (15) trading day period prior to the conversion. The Company received $50,000 proceeds, less debt issue costs of $3,000. As of March 31, 2014 and December 31, 2013, the convertible note balance and accrued interest is $54,463 and $53,388, respectively.

On January 28, 2014, the Company entered into an agreement whereby the Company will issue up to $78,500 in a convertible note. The note matures on October 30, 2014 and bears an interest rate of 8%. The conversion price equals the “Variable Conversion Price”, which is 58% of the “Market Price”, which is the average the three lowest closing bid prices for the common stock during the fifteen (15) trading day period prior to the conversion. The Company received $75,000 proceeds, less debt issue costs of $3,500 on February 11, 2014. As of March 31, 2014, the convertible note balance and accrued interest is $79,602.

On January 30, 2014, the Company entered into an agreement whereby the Company will issue up to $335,000 in a convertible note subject to a $35,000 original issue discount (OID).  The note matures on January 30, 2016, and bears an interest rate of 0% if note is repaid on or before 90 days from the effective date. If the note is not repaid within 90 days, a one-time interest charge of 12% will be applied to the principal.  The conversion price equals the lesser of $0.012 or the “Variable Conversion Price”, which is 60% of the “Market Price”, which is lowest trading prices for the common stock during the twenty-five (25) trading day period prior to the conversion. The Company received $25,000 proceeds on February 6, 2014.

On January 31, 2014, the Company entered into an agreement whereby the Company will issue up to $100,000 in a convertible note. The note matures on July 31, 2014 and bears an interest rate of 10%. The conversion price equals the “Variable Conversion Price”, which is 25% of the “Market Price”, which is the lowest closing bid price for the common stock during the twenty (20) trading day period prior to the conversion. The Company received $50,000 proceeds on January 31, 2014 and the remaining $50,000 on February 14, 2014. As of March 31, 2014, the convertible note balance and accrued interest is $101,674, respectively.

On March 17, 2014, the Company entered into an agreement whereby the Company will issue up to $45,000 in a convertible note. The note matures on March 17, 2015 and bears an interest rate of 8%. The conversion price equals the “Variable Conversion Price”, which is 55% of the “Market Price”, which is the lowest closing bid price for the common stock during the fifteen (15) trading day period prior to the conversion. The Company received $42,750 proceeds, less debt issue costs of $2,250 on March 26, 2014. As of March 31, 2014, the convertible note balance and accrued interest is $45,138.

F-9

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

Debt Issue Costs

During the three months ended March 31, 2014 and year ended December 31, 2013, the Company paid debt issue costs totaling $10,750 and $4,000, , which includes non-cash additions of $5,000 during the three months ended March 31, 2014 and fees paid through the issuance of common stock in the amount of $1,000 during the year ended December 31, 2013, respectively.

The following is a summary of the Company’s debt issue costs:

	Three months ended	Year ended
	March 31, 2014	December 31, 2013

Debt issue costs	14,750	4,000
Accumulated amortization of debt issue costs	(4,372)	(878)
Debt issue costs - net	10,378	3,122

Debt Discount

During the three months March 31, 2014 and the year ended December 31, 2013, the Company recorded debt discounts totaling $248,500 and $53,000, respectively.

The debt discount recorded pertains to convertible debt that contains embedded conversion options that are required to bifurcated and reported at fair value and original issue discounts.

The Company amortized $71,549 and $0 during the three months ended March 31, 2014 and 2013, respectively, to amortization of debt discount expense.

	As of	As of
	March 31, 2014	December 31, 2013

Debt discount	301,500	53,000
Accumulated amortization of debt discount	(78,150)	(6,601)
Debt discount - net	223,350	46,399

Derivative Liabilities

The Company identified conversion features embedded within this convertible debt. The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability.

F-10

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Derivative liability - December 31, 2012	-
Fair value at the commitment date for convertible instruments	144,346
Change in fair value of embedded derivative liability	(54,974)
Derivative liability - December 31, 2013	89,372

Fair value at the commitment date for convertible notes issued during 2014	1,227,668
Reclassification of derivative liability associated with convertible debt that ceased being a derivative liability to additional paid in capital	(293,545)
Fair value mark to market adjustment for convertible debt	68,818
1,092,313

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expenses for the three months ended March 31, 2014 and 2013 of 979,168 and $0, respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of March 31, 2014:

Assumption	Commitment Date	Remeasurement Date
Expected dividends:	0%	0%
Expected volatility:	352.71% - 415.16%	352.15% - 428.59%
Expected term (years):	0.5 - 2 years	0.33 - 1.84 years
Risk free interest rate:	0.1% - .13%	0.07% - 0.13%

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2013:

Assumption	Commitment Date	Remeasurement Date
Expected dividends:	0%	0%
Expected volatility:	391%	371%
Expected term (years):	0.75	0.65
Risk free interest rate:	0.13%	0.13%

NOTE 8 - DEBT - RELATED PARTY

The Company’s President has made loans of $75,000 to the Company. The loans are interest-free and due on demand.

As of March 31, 2014 and December 31, 2013, the balance of the note is $75,000.

NOTE 9 - STOCKHOLDERS’ EQUITY

Common Stock

The share exchange agreement between NutraLiquids, Inc. as the accounting acquirer and Ehouse as the legal acquirer effective April 30, 2013 resulted in the retroactive recognition of the common stock issuance of Ehouse on inception of business of the accounting on December 14, 2010.

F-11

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

On May 3, 2012, the company received a $20,000 contribution to capital from an existing shareholder for no additional shares.

On July 19, 2013, the Company issued 1,000,000 shares of common stock in connection with an agreement with a finance corporation to actively seek additional financing for the company. As there was no active trading market for the company’s shares, the share issuance was reflected at par value of $1,000.

On March 19, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share, to seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share.

On March 19, 2014, the Company entered into a consulting agreement for the consultant to provide the Company general consulting services which could include financing introductions, business development opportunities and general marketing activities. In connection with this agreement, during the three months ended March 31, 2014, the Company issued 500,000 common shares valued at $62,500. The fair value of the stock issuance was based upon the quoted closing trading price on the date of issuance.

Series A Preferred Stock

On March 18, 2014, the Company determined that it was in their best interests to file a Certificate of Designation that authorized the issuance of up to five hundred thousand (500,000) shares of a new series of preferred stock, par value $0.001 per share, designated ”Series A Preferred Stock,"

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to five hundred (500) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company; no liquidation value and no rights or dividends.

On March 18, 2014, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to the Company’s President, Chief Executive Officer, Secretary and Treasurer, in consideration for services rendered to the Company, including for and as incentive to continue to assist and provide services to the Company.

Based upon the voting control obtained, the Company recorded stock based compensation of $191,131.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of December 31, 2013 through May 15, 2014, the date that these financial statements were available to be issued.

On January 30, 2014, the Company entered into an agreement whereby the Company will issue up to $335,000 in a convertible note subject to a $35,000 original issue discount (OID).  The note matures on January 30, 2016, and bears an interest rate of 0% if note is repaid on or before 90 days from the effective date. If the note is not repaid within 90 days, a one-time interest charge of 12% will be applied to the principal.  The conversion price equals the lesser of $0.012 or the “Variable Conversion Price”, which is 60% of the “Market Price”, which is lowest trading prices for the common stock during the twenty-five (25) trading day period prior to the conversion. The Company received $32,500 proceeds on April 30, 2014.

F-12

EHOUSE GLOBAL, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

On April 8, 2014, the Company entered into an agreement whereby the Company will issue up to $53,000 in a convertible note. The note matures on October 14, 2015 and bears an interest rate of 8%. The conversion price equals the “Variable Conversion Price”, which is 58% of the “Market Price”, which is the average the three lowest closing bid prices for the common stock during the ten (10) trading day period prior to the conversion. The Company received $50,000 proceeds, less debt issue costs of $3,000 on April 16, 2014.

On April 7, 2014, the Company entered into an agreement whereby the Company will issue up to $112,000 in a convertible note less an original issue discount of $12,000. The note matures on October 7, 2014 and bears an interest rate of 10%. The conversion price equals the “Variable Conversion Price”, which is 50% of the “Market Price”, which is the lowest closing bid price for the common stock during the twenty (20) trading day period prior to the conversion. The Company received $25,000 of proceeds, on April 17, 2014; will receive $25,000 one month after execution, $25,000 two months after execution and $25,000 three months after execution.

Through the filing of these financial statements, the Company converted a total of approximately $23,030 in convertible debt comprised of principal and accrued interest into approximately 24,681,297 common shares.

F-13

EHOUSE GLOBAL, INC.

FINANCIAL STATEMENTS

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Ehouse Global, Inc. dba Nutraliquids

(Formerly Veterans In Packaging, Inc., a development stage company)

Springfield, MA

We have audited the accompanying consolidated balance sheets of Ehouse Global, Inc. dba Nutraliquids (formerly Veterans in Packaging, Inc., the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended and for the period from inception (December 14, 2010) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each of the two years then ended and for the period from inception (December 14, 2010) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L. L. Bradford & Company, LLC
L. L. Bradford & Company, LLC
Houston, TX
April 11, 2014

F-15

EHOUSE GLOBAL, INC.

(formerly Veterans in Packaging, Inc.)

Balance Sheets

December 31, 2013 and 2012

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash	$14,779	$1,606
Other current assets	-	8,370
Prepaid expenses	5,664	-
Debt offering costs	3,122	-
Total current assets	23,565	9,976

Total assets	$23,565	$9,976

LIABILITIES
Current liabilities:
Accounts payable & accrued expenses	$30,600	$26,221
Notes payable	100,000	-
Notes payable - related party	75,000	-
Convertible Debt, Net of debt discount of $46,399	6,601	-
Derivative Liabilities	89,372
Total current liabilities	301,573	26,221

STOCKHOLDERS' DEFICIT

Stockholders' deficit:
Preferred stock: $0.001 par value, 1,000,000 shares authorized; No shares issued and outstanding	-	-
Common stock: $0.001 par value, 250,000,000 shares authorized; 99,800,000 and 98,800,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	99,800	98,800
Additional paid-in capital	20,000	20,000
Accumulated deficit	(397,808)	(135,045)
Total Stockholders' deficit	(278,008)	(16,245)

Total liabilities and stockholders' deficit	$23,565	$9,976

The Accompanying Notes are an Integral Part of These Financial Statements.

F-16

EHOUSE GLOBAL, INC.

dba Nutraliquids

(formerly Veterans in Packaging, Inc.)

Statements of Operations

For the Years Ended December 31, 2013 and 2012

	For the years ended December 31,		Period from December 14, 2010 (Inception) to December 31,
	2013	2012	2013
Operating expenses

General and administrative expenses	$196,246	$4,020	$189,828
Other expenses	-	16,838	137,038
Developmental costs	15,000	8,675	19,425
Total operating expenses	211,246	29,533	346,291

Loss from operations	(211,246)	(29,533)	(346,291)

Other Income (Expense)

Interest expense	(7,666)	-	(7,666)
Derivative expenses	(91,346)	-	(91,346)
Change in fair value of embedded derivative liabilities	54,974	-	54,974
Amortization expense - debt discount	(6,601)	-	(6,601)
Amortization expense - debt offering costs	(878)	-	(878)
Total other Income (Expense)	(51,517)	-	(51,517)

Net loss	$(262,763)	$(29,533)	$(397,808)

Net loss per common share:
Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted	99,133,333	98,800,000

The Accompanying Notes are an Integral Part of These Financial Statements.

F-17

EHOUSE GLOBAL, INC.

(formerly Veterans in Packaging, Inc.)

Statement of Stockholders’ Equity

For the Years Ended December 31, 2013 and 2012

	Common Stock,		Additional		Total Stockholders
	$0.001 Par Value		Paid-in	Accumulated	' Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Share exchange at inception (December 14, 2010) between NutraLiquids, Inc. as the accounting acquirer and Ehouse as the legal acquirer	98,800,000	$98,800	$-	$(96,465)	$2,335

Balances, December 31, 2010	98,800,000	98,800	-	(96,465)	2,335

Net loss	-	-	-	(9,047)	(9,047)

Balances, December 31, 2011	98,800,000	98,800	-	(105,512)	(6,712)

Capital contribution	-	-	20,000	-	20,000

Net loss	-	-	-	(29,533)	(29,533)

Balances, December 31, 2012	98,800,000	98,800	20,000	(135,045)	(16,245)

Issuance of shares in connection with Senior Note	1,000,000	1,000	-	-	1,000

Net loss	-	-	-	(262,763)	(262,763)

Balances, December 31, 2013	99,800,000	$99,800	$20,000	$(397,808)	$(278,008)

The Accompanying Notes are an Integral Part of These Financial Statements..

F-18

EHOUSE GLOBAL, INC.

(formerly Veterans in Packaging, Inc.)

Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

			Period from
			December 14, 2010
	For the years ended		(Inception) to
	December 31,		December 31,
	2013	2012	2013
Cash flows from operating activities:
Net loss	$(262,763)	$(29,533)	$(397,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt offering costs	878	-	878
Amortization of debt discount	6,601	-	6,601
Change in fair value of derivative liabilities	(54,974)	-	(54,974)
Derivative expense	91,346	-	91,346
Change in operating assets and liabilities:
Net operating assets and liabilities	-	11,026	-
Other current assets	8,370	-	-
Prepaid expenses	(5,664)	-	(5,664)
Accounts payable & Accrued expenses	4,379		30,600
Net cash used in operating activities	(211,827)	(18,507)	(329,021)

Cash flows from financing activities:
Direct offering costs paid	(3,000)	-	(3,000)
Proceeds from issuance of convertible note	53,000	-	53,000
Proceeds from note payable	100,000	-	100,000
Proceeds from note payable - related party	75,000	-	75,000
Capital Contribution	-	20,000	118,800
Net cash provided by financing activities	225,000	20,000	343,800

Increase cash and cash equivalents	13,173	1,493	14,779
Cash and cash equivalents at beginning of period	1,606	113	-
Cash and cash equivalents at end of period	$14,779	$1,606	$14,779

Supplementary disclosure of non-cash financing activity:
Issuance of common stock in connection with note payable	$1,000	$-	$1,000
Debt discount recorded on convertible note accounted for as a derivative liability	$53,000	$-	$53,000

Supplementary disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The Accompanying Notes are an Integral Part of These Financial Statements..

F-19

EHOUSE GLOBAL, INC.

dba Nutraliquids

(Formerly Veterans in Packaging, Inc., a Development Stage Company)

December 31, 2013 and 2012

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION

Ehouse Global, Inc. (formerly Veterans In Packaging, Inc.) was incorporated under the laws of the Commonwealth of Massachusetts on February 11, 2005 and became a corporation in the State of Nevada on January 7, 2009. It changed its name to Ehouse Global, Inc. (the “Company”) in January 2013.

Reverse Merger and Spinoff

We entered into a Share Exchange Agreement effective April 30, 2013 (the “Exchange Agreement”) by and among (i) Ehouse (ii) NutraLiquids, LLC and (iii) the shareholders of NutraLiquids, pursuant to which the holders of 100% of the outstanding units of NutraLiquids transferred to us all of the units of NutraLiquids in exchange for the issuance of 52,000,000 shares of our common stock. As a result of the Share Exchange, NutraLiquids became a wholly-owned subsidiary of Ehouse.

The merger was accounted for as a reverse acquisition and recapitalization. NutraLiquids is the acquirer for accounting purposes, and Ehouse is the issuer. Accordingly, NutraLiquids' historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares issued in the merger. Reported operations prior to the merger are those of NutraLiquids. No Ehouse operating results from prior to the merger date are included in reported financial statements of operations. Earnings per share for the period prior to the merger are restated to reflect the equivalent number of shares outstanding.

We entered into an Assignment and Assumption Agreement (the “Spin-off Agreement”) with Ed Peplinski, Veterans in Packaging former President and largest shareholder, under which we assigned and transferred to Mr. Peplinski all of our rights, title and interest in and to the operating assets specifically associated with its packaging business sand assumed the liabilities specifically associated with the packaging business as defined in the Agreement and return 198,000,000 shares of our common stock owned by him.

As a result of the Spinoff Agreement, we ceased to be a company engaged in the commercial packaging market. Our operations are now conducted through NutraLiquids and primarily consist of development of and plan to sell liquid nutritional beverages.

The Company cannot take advantage of being an emerging growth company under the JOBS Act because it had gone public prior to December 8, 2011.

NOTE 2 - BUSINESS OPERATIONS SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NutraLiquids develops nutraceutical vitamin, supplement and functional beverage products for the consumer packaged goods industry.

Basis of Presentation

Our consolidated financial statements include the accounts of Ehouse Global Inc. consolidated with our wholly-owned subsidiary NutraLiquids, Inc. and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Impact of New Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-20

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, approximate their fair values because of the current nature of these instruments. Debt approximates fair value based on interest rates available for similar financial arrangements. Derivative liabilities which have been bifurcated from host convertible debt agreements are presented at fair value.

The following is the major category of liabilities measured at fair value on a recurring basis as of December 31, 2013, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

December 31, 2013

Derivative liabilities	Level 3	$89,372

Debt offering costs and debt discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Income Taxes

The Company accounts for income taxes using the asset and liability method under the FASB Accounting Standards Codification (ASC) Section 740-10-30. Deferred income tax assets and liabilities are provided for based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

F-21

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Original issue discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Commitments and Contingencies

The Company follows FASB ASC 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Net Income (Loss) Per Common Share

Basic Net income (loss) per common share is computed pursuant to FASB ASC 260-10-45. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Subsequent Events

The Company follows the guidance in FASB ASC 855-10-50 for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued or available to be issued.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As reflected in the accompanying financial statements, we have very limited financial resources, with working capital and net shareholder deficits and had generated no revenue through December 31, 2013.

We have actively developed and plan to introduce sixteen different liquid nutritional products into the market. While we are undertaking our business plan to generate additional revenues, our cash position may not be sufficient to support our basic business plan and product distribution efforts. Management believes that the actions presently underway to introduce our products to the marketplace have a realistic chance of succeeding. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to achieve profitable operations or obtain adequate financing.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - INCOME TAXES

We have experienced losses since inception and have a net operating loss for federal income tax purposes of approximately $398,000. A net deferred tax asset resulting from this loss carry forward in the approximate amount of $159,000 has been offset by a valuation allowance in the same amount based upon our assessment of the probability of its realization.

NOTE 5 - NOTE PAYABLE

On June 30, 2013, the Company entered into a senior loan agreement with Realty Capital Management Limited (the “Note”) for a loan of $100,000. The loan, which becomes due 365 days after cash proceeds are received by the Company, bears interest at 12% per annum with interest payable in four quarterly payments commencing 90 days after cash proceeds from the loan is received by the Company. The Company received the proceeds from the loan on July 11, 2013.

F-22

The Note is senior to all other notes or obligations that the Company may enter into in the future before the Note is repaid. It also places limits on the number of common shares or instruments convertible into common shares that the Company may issue.

The Company also agreed to issue 1,000,000 newly-issued shares of its common stock to the lender. These shares have piggyback registration rights. These shares were issued on July 26, 2013 at which time there were 99,800,000 shares of common stock outstanding. The Company capitalized the $1,000 as debt issue costs at the time of issuance of these shares which will be amortized over the life of the debt. The valuation for this issuance was based on the par value of the shares issued or $0.001 per share. At the time of issuance, the Company had a stockholders’ deficit, no shares had been purchased for cash and there was no market in the shares.

The President of the Company has pledged 42,900,000 shares of his common stock of the Company as collateral for the loan. In the event of an Event of Default that is not remedied as defined in the Loan Agreement, the lender would also have the right to convert the principal balance of the loan into common shares of the Company at the rate of $0.001 per share (for up to 100 million shares).

If an Event of Default occurs and the lender converts the Note, the lender will have a controlling interest in the Company.

NOTE 6 - CONVERTIBLE DEBT

On November 27, 2013, the Company entered into an agreement whereby the Company will issue up to $53,000 in a convertible note. The note matures on August 27, 2014 and bears an interest rate of 8%. The conversion price equals the “Variable Conversion Price”, which is 58% of the “Market Price”, which is the average the three lowest closing bid prices for the common stock during the fifteen (15) trading day period prior to the conversion. The Company received $50,000 proceeds, less debt issue costs of $3,000. As of December 31, 2013, the convertible note balance and accrued interest is $53,388.

The Company identified conversion features embedded within this convertible debt. The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Description	Amount

Fair value at the commitment date for convertible instruments	$144,346

Change in fair value of embedded derivative liability	(54,974)

Derivative liability - December 31, 2013	$89,372

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense for the year ended December 31, 2013 of $91,346.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2013:

Assumption	Commitment Date	Remeasurement Date

Expected dividends:	0%	0%

Expected volatility:	391%	371%

Expected term (years):	0.75	0.65

Risk free interest rate:	0.13%	0.13%

NOTE 7 - DEBT - RELATED PARTY

The Company’s President has made loans of $75,000 to the Company. The loans are interest-free and due on demand.

NOTE 8 - STOCKHOLDERS’ EQUITY

Common Stock

The share exchange agreement between NutraLiquids, Inc. as the accounting acquirer and Ehouse as the legal acquirer effective April 30, 2013 resulted in the retroactive recognition of the common stock issuance of Ehouse on inception of business of the accounting on December 14, 2010.

F-23

On May 3, 2012, the company received a $20,000 contribution to capital from an existing shareholder for no additional shares.

On July 19, 2013, the Company issued 1,000,000 shares of common stock in connection with an agreement with a finance corporation to actively seek additional financing for the company. As there was no active trading market for the company’s shares, the share issuance was reflected at par value of $1,000.

NOTE 9 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of December 31, 2013 through April 15, 2014, the date that these financial statements were available to be issued.

Series A Preferred Shares

On March 18, 2014, the board of directors of EHouse Global, Inc. (the “Company”) determined that it was in the best interests of the Company to file a Certificate of Designation that authorized the issuance of up to five hundred thousand (500,000) shares of a new series of preferred stock, par value $0.001 per share, designated ”Series A Preferred Stock," for which the board of directors established the rights, preferences and limitations thereof. The board of directors authorized the Series A Preferred Stock pursuant to the authority given to the board of directors under the Articles of Incorporation, which authorizes the issuance of up to two hundred fifty one million (251,000,000) shares of authorized stock, par value $0.001 per share, and authorizes the board of directors, by resolution, to establish any or all of the unissued shares of preferred stock, not then allocated to any series into one or more series and to fix and determine the designation of each such shares, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. The Certificate of Designation was filed as an amendment to the Company’s Articles of Incorporation with the State of Nevada on March 18, 2014.

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to five hundred (500) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Articles of Amendment, a copy of which is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Amendment to Articles of Incorporation

On March 19, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share, to seven hundred fifty million (750,000,000) shares of common stock, par value $0.001 per share, a copy of which is attached as Exhibit 3.2 to this report and is incorporated herein by reference.

Unregistered Sales of Equity Securities.

On March 18, 2014, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to Mr. Scott Corlett, the Company’s President, Chief Executive Officer, Secretary and Treasurer, in consideration for services rendered to the Company, including for and as incentive to continue to assist and provide services to the Company.

As a holder of outstanding shares of Series A Preferred Stock, Mr. Corlett is entitled to five hundred (500) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The shares of preferred stock described above were not registered under the Securities Act of 1933 and are restricted securities. The shares were issued pursuant to the registration exemption afforded the Company under Section 4(2) of the Securities Act due to the fact that Mr. Corlett is the Chief Executive Officer and Director of the Company. Mr. Corlett acquired these shares for his own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

F-24

40,000,000 SHARES OF COMMON STOCK

EHOUSE GLOBAL, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

31